Exhibit 99.1
LL&E ROYALTY TRUST
THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee
  NEWS
RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS, DECEMBER 19, 2007 – LL&E ROYALTY TRUST (NYSE SYMBOL-LRT) ANNOUNCES RESULTS OF SPECIAL MEETING OF UNITHOLDERS
On December 19, 2007, unitholders of LL&E Royalty Trust approved a proposal to amend the Trust Agreement to allow for the issuance of uncertificated Units in order to comply with a new requirement of the New York Stock Exchange, all as described in the proxy statement relating to the special meeting at which the proposal was considered..
A total of 15,284,211 units or 80.48% of the total units outstanding voted for approval of the proposal. Approximately 85.42% of the votes cast for or against the proposal, in person or by proxy, were cast for its approval.
Status of the Trust
The Trust Agreement provides that the Trust will terminate in the event that the net revenues fall below $5,000,000 for two successive years (the “Termination Threshold”). The net revenues for 2006 fell below $5,000,000. As a result of the damages to production facilities for properties in which the Trust has an interest, and depending on a variety of factors, including the timing and costs of repairs, future production and drilling activities, oil and gas prices and other matters, net revenues to the Trust in 2007 may also be below the Termination Threshold. If net revenues for 2007 are below the Termination Threshold, the Trust will terminate. For the twelve months of 2007, the Trust received approximately $2.0 million in Royalty income associated with the Jay Field and Fee Lands and no Royalty income from the Offshore Louisiana or South Pass 89 properties. As stated above, excess production costs for Jay Field, South Pass 89 and Offshore Louisiana totaled $4,328,898 $1,960,610 and $8,147,591, respectively, incurred through September 2007. The excess production costs must be recovered by the Working Interest Owner before any distribution of royalty income will be made to the Trust. The operator of Jay Filed has recently informed the Trustee that it has recently incurred costs at Jay Field, and that as a result it is unlikely that there will be a distribution to the Trust from the Jay Field property for the remainder of 2007. Upon termination of the Trust, the Trustee will sell for cash all the assets held in the Trust estate and make a final distribution to unit holders of any funds remaining after all Trust liabilities have been satisfied or funds have been set aside for their payment. There can be no assurance that the net revenues of the Trust in 2007 will be above the Termination Threshold.
The Trust income distribution announcement for the month of January will be made on or about December 28, 2007.
Contact:
LL&E ROYALTY TRUST
THE BANK OF NEW YORK TRUST COMPANY, N.A., TRUSTEE
MIKE ULRICH
919 CONGRESS AVENUE
AUSTIN, TX 78701
(800) 852-1422